Execution Copy

STOCK PURCHASE AGREEMENT

DATED AS OF MARCH [28], 2006,

BY AND AMONG

CABLE & CO WORLDWIDE, INC.

AND

 MARTIN LICHT

STAM1-845199-8

TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

ARTCLE III
REPRESENTATION AND WARRANTIES OF PURCHASER		11
3.01	Due Incorporation	11
3.02	Authority	12
3.03	No Conflicts	12
3.04	Investment Representation	12
3.05	SEC Reports	12
3.06	Investment Company	13

ARTICLE IV
COVENANTS OF SHAREHOLDER		13
4.01	Regulatory and Other Approvals	13
4.02	Conduct of Business	13
4.03	Fulfillment of Conditions	13
4.04	Confidentiality

ARTICLE V
COVENANTS OF PURCHASER		14
5.01	Regulatory and Other Approvals	14
5.02	Fulfillment of Conditions	14
5.03	Confidentiality	14

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF PURCHASER		15
6.01	Representations and Warranties	15
6.02	Performance	15
6.03	Deliveries	15
6.04	Orders and Laws	16
6.05	Regulatory Consents and Approvals	16
6.06	Third Party Consents	16
6.07	Employment Agreement	16

ARTICLE VII
CONDITIONS TO OBLIGATIONS OF SHAREHOLDER		16
7.01	Representations and Warranties	17
7.02	Performance	17

7.03	Deliveries	17
7.04	Orders and Laws	17
7.05	Regulatory Consents and Approvals	17
7.06	Third Party Consents	17

ARTICLE VIII
POST CLOSING COVENANTS		17
8.01	Tax Matters and Regulatory Filings	17
8.02	Indemnification	18
8.03	Survival of Representations and Covenants	18
8.04	Confidentiality; Non-Competition	18

ARTICLE IX
TERMINATION		19
9.01	Termination	19
9.02	Effect of Termination	19

ARTICLE X
DEFINITIONS		20
10.1	Definitions	20

ARTICLE XI
MISCELLANEOUS		22
11.01	Notices	22
11.02	Entire Agreement	23
11.03	Expenses	23
11.04	Public Announcements	23
11.05	Further Assurances; Post-Closing Cooperation	23
11.06	Waiver	24
11.07	Amendment	24
11.08	No Third Party Beneficiary	24
11.09	No Assignment; Binding Effect	24
11.10	Headings	24
11.11	Invalid Provisions	24
11.12	Governing Law	24
11.13	Counterparts	25

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of this [28th] day of March, 2006 by and among Cable & Co Worldwide, Inc., a Delaware corporation, (“Purchaser”),  and  Martin Licht, a resident of the State of Connecticut (“Licht” or “Shareholder”).  Capitalized terms not otherwise defined herein have the meanings set forth in Article X.

RECITALS:

WHEREAS, the Shareholder owns all of the shares of Common Stock (the “Shares”) of LifeHealthCare, Inc., a Delaware corporation (the “Company”), which Shares represent 100% of the total shares of capital stock of the Company on a fully diluted basis for the consideration and upon the terms and conditions set forth in this Agreement;

WHEREAS, the Shareholder desires to sell, transfer, convey and assign the Shares to Purchaser and Purchaser desires to purchase and acquire the Shares for the consideration and upon the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE OF SHARES AND CLOSING

1.01                       Purchase and Sale.  At the Closing, the Shareholder agrees to sell to Purchaser, and Purchaser agrees to purchase from the Shareholder, all of the right, title and interest of the Shareholder in and to the Shares on the terms and subject to the conditions set forth in this Agreement.

1.02                       Purchase Price.  The purchase price for the Shares shall be 600,000,000 shares of the Purchasers common stock (the “Purchase Price”).

1.03                       Payment of Purchase Price.  On the Closing Date, Purchaser shall: (a) issue 600,000,000 common shares of the Purchaser to the Shareholder

1.04                             Closing.  The Closing will take place at the offices of Cable & Co. Worldwide, Inc. 800 Third Avenue, 21st Floor,  New York,  New York 10022 , or at such other place as the parties mutually agree, at 10:00 A.M. local time, on the Closing Date.  At the Closing, Purchaser will issue the common stock to the Shareholder.  Simultaneously, the Shareholder will transfer to the Purchaser good and valid title in and to the Shares, free and clear of all Liens, claims and encumbrances.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

As an inducement to Purchaser to enter into and perform this Agreement, and in consideration of the covenants and agreements of Purchaser contained herein, the Shareholder represents and warrants to Purchaser the statements contained in this Article II (which warranties and representations shall survive the Closing regardless of any examination, inspections, audits and other investigations that Purchaser has heretofore made or may hereafter make, with respect to such warranties and representations or otherwise), as follows.

2.01                       Due Incorporation and Authority.  (a)  The Company is a company duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and lawful authority to (i) own its properties and to transact the business in which it is currently engaged and (ii) approve this Agreement and to perform its obligations contemplated hereby.  The Shareholder has caused the Company to be duly qualified to do business and to be in good standing as a corporation in each jurisdiction where the Company owns or leases real property and where the nature of its business requires it to be so qualified, except for jurisdictions where the failure to be so qualified has not had and could not reasonably be expected to have a material adverse effect on the business, assets and financial condition of the Company; and

(b)            The Shareholder has all requisite power and authority to execute, deliver and perform his obligations under this Agreement and each other agreement, document or instrument required to be executed and delivered by such Shareholder in connection with this Agreement or at the Closing (the “Ancillary Documents”).  This Agreement and any Ancillary Documents are binding upon, and enforceable against, the Company and the Shareholder in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other Laws affecting creditors' rights generally and by general principles of equity (whether in a proceeding at Law or in equity).

2.02                       No Conflicts.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by the Company and by the Shareholder with any of the provisions hereof, will:

(a)            violate, or conflict with, or result in a material breach of any provisions of, or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company or the Shares, under any of the terms, conditions or provisions of the certificate of incorporation or by-laws of the Company, or any note, bond, mortgage, indenture, deed of trust, license agreement, lease or other agreement, instrument or obligation to which the Company or the Shareholder is a party, or by which the Company or the Company's properties or assets or the Shareholder may be bound or affected;

(b)            except as set forth in Section 2.02 of the Disclosure Schedule, require the consent or approval of, or the making of any filing with, any third Person, including any Governmental or Regulatory Authority; or

(c)            violate any Law or Order applicable to the Company or the Shareholder or any of the properties or assets of the Company.

2.03                       Capitalization; Ownership of Shares.  (a)  The Company has, and on the Closing Date will have, total authorized share capital of 1000 shares of Common Stock, each share having no par value.  Immediately prior to the purchase of the Shares by Purchaser pursuant to this Agreement, the number of shares of each class of capital stock issued and outstanding, and the number of options, warrants and securities convertible into any capital stock will be as set forth on the capitalization table set forth in Section 2.03 of the Disclosure Schedule hereto.

(b)            The Shares are validly issued, fully paid and nonassessable and except as disclosed in Section 2.03 of the Disclosure Schedule, are not subject to any preemptive rights, and there are no voting trust agreements, shareholder’s agreements, proxies, restraints on transfer or other contracts, agreements or arrangements restricting voting or dividend rights or transferability with respect to the Shares.

(c)            The Shareholder owns the Shares free and clear of any Liens, pledges, restrictions, contractual obligations, charges, encumbrances or restraints on transfer and Purchaser will acquire good and marketable title to the Shares free and clear of all Liens. The Shareholder is the sole record and beneficial owner of the Shares. Upon endorsement by the Shareholder of the certificates representing the Shares and delivery thereof to the Escrow Agent at Closing, the Shares, and good and marketable title thereto, will have been duly transferred to Escrow Agent to hold on behalf of and in the name of Purchaser, free and clear of any Liens, pledges, restrictions, contractual obligations, charge, encumbrance or restraint on transfer whatsoever created by the Company or the Shareholder, and Purchaser will be the sole record and beneficial owner of the Shares.

(d)            Except as disclosed in Section 2.03 of the Disclosure Schedule, there are no outstanding options, rights to purchase, warrants, rights, privileges or other arrangements, preemptive, contractual or otherwise, to acquire or to compel the sale of any shares of capital stock or other securities of, or equity interests in the Company.

2.04                       Financial Statements.  The Financial Statements are not required for the execution of this transaction.

2.05                       Undisclosed Liabilities.  On the Balance Sheet Date, the Company did not have any debts, liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), which were not fully disclosed, reflected or reserved against in the Balance Sheet or the notes thereto, except as disclosed in Section 2.05 of the Disclosure Schedule.  Except for current liabilities or obligations which have been incurred since the Balance Sheet Date in the ordinary course of business, since the Balance Sheet Date, the Company has not incurred any debt, liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which is material to the condition (financial or otherwise) of the assets, properties, business or prospects of the Company.

2.06                       Title and Condition.  (a)  The Company has good and marketable title to all assets and properties reflected on the Balance Sheet and all assets and properties acquired since the Balance Sheet Date, free and clear of all Liens, except for (i) Liens reflected on the Balance Sheet, and (ii) sales and dispositions of inventory since the Balance Sheet Date in the ordinary course of business.

(b)            All of the buildings, fixtures, leasehold improvements and other improvements, machinery, equipment, tools and other tangible personal property constituting part of the Company’s assets and property have been well maintained and are in good operating condition and repair, wear and tear excepted, and are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of the Company's business or adversely affect the resale value thereof.

2.07                       Litigation and Compliance with Laws.  There is no action at Law or in equity, no arbitration proceeding, and no action, proceeding, complaint or investigation before or by any Governmental or Regulatory Authority, pending or threatened against or affecting the Shareholder, the Company or the Company's operations, business or affairs, or any of the Shareholder’s and/or the Company's assets or any material portion of the Shareholder’s and/or the Company's right to own his or its respective assets and properties or operate its business, the enforcement of which would have a material adverse effect on the results of operations, condition (financial or otherwise), assets, properties, business or prospects of the Company or the Shareholder; and the Shareholder has no knowledge of any state of facts or contemplated events which may reasonably be expected to give rise to any such claim, action, suit, proceeding, complaint or investigation.  Neither the Shareholder nor the Company is subject to any Order.  There are no claims, actions, suits, proceedings or investigations pending or threatened, by or against the Company or the Shareholder with respect to this Agreement, the Shares or in connection with the transactions contemplated hereby, and the Shareholder has no knowledge of a valid basis for any such claim, action, suit, proceeding or investigation.

2.08                       Insurance.  Section 2.08 of the Disclosure Schedule sets forth and describes all policies of insurance which are owned or held by the Company and all of such policies of insurance are in full force and effect in accordance with their terms.  The Company has not been refused any insurance with respect to any of its assets, properties or business, and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried.

2.09                       Contracts.  (a)  Section 2.09(a) of the Disclosure Schedule contains a true and complete list of all Contracts or other commitments to which the Company is a party or is bound, including, but not limited to, purchase and sale or other commitments, distributorship, franchise or similar agreements, patent or trademark license agreements (either as licensor or licensee), lease or sublease agreements (either as lessor or lessee), equipment leases, employment agreements (including, but not limited to, agreements entered into by employees of the Company relating to the transfer and/or safeguarding of intellectual property rights), consulting agreements and union or collective bargaining agreements, guarantees, loan agreements, mortgages, indentures, security agreements, pledge agreements, non-competition agreements, severance agreements, letters of credit, joint venture or partnership agreements, supply or requirements contracts, except those contracts, agreements and commitments entered into in the ordinary course of business which either: (a) have a term of one (1) year or less and involve an aggregate consideration over the remaining term of less than $5,000.00; or (b) may be terminated by the Company by not more than sixty (60) days' prior notice without penalty.

(b)            Section 2.09(b) of the Disclosure Schedule contains a true and complete list of all Contracts or other commitments to which the Shareholder is a party to or is bound by relating to the Company or to such Shareholder’s capacity as an owner of the Shares, including, but not limited to, purchase and sale or other commitments, stockholders agreements, warrants, option contracts, proxies, employment agreements (including, but not limited to, agreements entered into by employees of the Company relating to the transfer and/or safeguarding of intellectual property rights), consulting agreements, guarantees, loan agreements, mortgages, indentures, security agreements, pledge agreements, non-competition agreements, severance agreements, letters of credit, joint venture or partnership agreements, supply or requirements contracts.

(c)            All contracts, agreements and commitments (whether oral or written) to which the Company is a party, or under which the Company may be obligated, or to which the Company or any of its respective rights, properties or assets may be subject or bound, are valid, binding and enforceable against the other Person thereto in accordance with their terms.

(d)            Neither the Company, nor any other Person is in breach of, or default under, any contract, agreement or commitment to which the Company is a party; and no event or action has occurred, is pending, or is threatened, which after the giving of notice, or the lapse of time, or otherwise, would constitute or result in a breach or default by the Company, or any other Person under any contract, agreement or commitment to which the Company is a party.

2.10                       Intellectual Property.  (a)  Section 2.10(a) of the Disclosure Schedule contains a true and complete list and brief description of all registered patents and copyrights, and all pending applications therefor, and all trademarks, trade names, and service marks (whether or not such trademarks, trade names, and service marks are registered), owned by the Company, or in which the Company has any interest, together with copies of all licenses, assignments and agreements relating thereto.

(b)            Other than as set forth in Section 2.10(b) of the Disclosure Schedule, no other patents, trademarks, trade names, service marks or copyrights are necessary for the conduct of the business of the Company as presently operated.

(c)            Other than as set forth in Section 2.10(c) of the Disclosure Schedule, there is not now and has not been during the past three (3) years any infringement, misuse or misappropriation by the Company of any valid patent, trademark, trade name, service mark, copyright or trade secret which relates to the business of the Company and which is owned by any third party, and there is not now any existing or threatened claim against the Company of infringement, misuse or misappropriation of any patent, trademark, trade name, service mark, copyright or trade secret owned by any third party.

(d)            Other than as set forth in Section 2.10(d) of the Disclosure Schedule, there is no pending or threatened claim by the Company against a third party for infringement, misuse or misappropriation of any patent, trademark, trade name, service mark, copyright or trade secret owned by the Company.

(e)            Neither the Shareholder nor any Affiliate, officer or director of the Company owns, directly or indirectly, in whole or in part, any invention, patent, proprietary right, trademark, service mark, trade name, brand name or copyright or application therefor: (i) which the Company is presently using; (ii) the use of which is necessary for the business of the Company; or (iii) which pertains to the business in which the Company is engaged.

2.11                       Tax Matters.  (a)  For purposes of this Agreement, “Company Taxes” means all income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, licenses, withholding, payroll, employment, excise, severance, stamps, occupation, premium, property, windfall profits or other taxes or customs duties, or any interest, any penalties, additions to tax or additional amounts assessed or similarly charged by any taxing authority (domestic or foreign) upon the Company.

(b)            The Company has timely filed true, correct and complete Tax Returns (including, but not limited to, Tax Returns with respect to employee tax withholding and social security and unemployment taxes) required to be filed with respect to the Company for any period ending on or prior to the Closing Date (taking into account any extension of time to file granted to or obtained on behalf of the Shareholder or the Company), and all such Tax Returns were prepared in accordance with applicable Laws. All Company Taxes, shown to be due and payable in respect of such Tax Returns have been or will be paid, and there is no liability, contingent or otherwise, for any Company Taxes due in connection with any such Tax Return.

2.12                       No Brokers.  There are no claims for investment banking fees, brokerage commissions, broker’s or finder’s fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement payable by the Company or based on any arrangement or agreement made by or on behalf of the Company or the Shareholder.

2.13                       Affiliated Entities.  Section 2.13 of the Disclosure Schedule sets forth the name and percentage of ownership, if any, by the Company of each Affiliate of the Company.

2.14                       Powers of Attorney.  There is not in existence any power of attorney given by the Company which remains in force.

2.15                       Certificate of Incorporation and By-laws.  The copies of the certificate of incorporation and by-laws of the Company provided by the Company or the Shareholder to Purchaser are true and up-to-date copies incorporating all amendments thereto.

2.16                       Customers and Suppliers.  (a) Section 2.16(a) of the Disclosure Schedule sets forth a true and complete list of the top twenty customers of the Company (based on the revenue from each such customer during the 12-month period ended September 30, 2005).

(b) Section 2.16(b) of the Disclosure Schedule sets forth a true and complete list of the top twenty suppliers of the Company (based on amounts paid or payable by the Company to each such supplier during the 12-month period ended September 30, 2005).

(c) As of the date of this Agreement, none of the customers listed in Section 2.16(a) of the Disclosure Schedule and none of the suppliers listed in  Section 2.16(b) of the Disclosure Schedule, (i) has cancelled or otherwise terminated any contract with the Company prior to the expiration of the contract term, or (ii) has threatened, or indicated its intention, to cancel or otherwise terminate its relationship with the Company or to reduce substantially its purchase from or sale to the Company of any products, equipment, goods or services, and to the Company’s knowledge there is no reasonable basis for any of the matters set forth in (i) or (ii) of this sentence to occur.

(d) Except as set forth in Section 2.16(d) of the Disclosure Schedule, no customer or supplier of the Company, per contract or otherwise, has the express right to solicit or hire Company employees.

2.17                       Labor Matters; Officers, Managers and Employees.  (a) The Company is not a party to or otherwise bound by any labor or collective bargaining agreement, and there exist no labor or collective bargaining agreements that pertain to its employees.  No labor organization or group of employees of the Company have made a pending demand for recognition, and, within the preceding six years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or Governmental or Regulatory Authority.  Within the preceding six years, there have been no organized activities involving the Company pending or, threatened by any labor organization or group of employees of the Company.

                       (b)            There are no pending or, threatened investigations of, or relating to, the Company by any Governmental or Regulatory Authority responsible for the enforcement of labor or employment Laws.

                       (c)            There have never been any arbitrations, grievances, unfair labor practice charges or complaints or other labor disputes pending or involving the Company or threatened against the Company, and there are no facts or circumstances which could form the basis for any of the foregoing.

                       (d)            The Company is in material compliance with all Laws and Orders relating to the employment of labor, including all such Laws and Orders relating to wages, hours, collective bargaining, discrimination, civil rights, occupational safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and other taxes. There are no actions against the Company pending or threatened to be brought or filed with any Governmental or Regulatory Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or services by Company of any individual, including but not limited to the Civil Rights laws, Americans with Disabilities Act, Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), Pregnancy Discrimination Act, Equal Pay Act, Fair Labor Standards Act, WARN, and Family and Medical Leave Act, and there are no facts or circumstances which could form the basis for any of the foregoing.

            (e)            Section 2.17(e) of the Disclosure Schedule contains a correct and complete list of all of the employees of the Company, including the date and location of employment, current title, annual rate of compensation, and compensation and other benefits accrued as of the date of the Balance Sheet Date.

2.18                       ERISA.  (a)                                 Section 2.18 of the Disclosure Schedule sets forth a true and complete list of: (i) each “employee pension benefit plan” as defined in Section 3(2) of ERISA; (ii) each “employee welfare benefit plan” as defined in Section 3(1) of ERISA; and (iii) each bonus or other incentive compensation, or equity-related award, deferred compensation, profit-sharing, severance pay, change in control, retention, salary continuation, sick leave, vacation pay, leave of absence, paid time off, loan, educational assistance, legal assistance, and other material fringe benefit plan, program, agreement or arrangement, in each case which is maintained or contributed to by the Company or any ERISA affiliate for the benefit of any current or former employee or manager of the Company (and any eligible dependent and beneficiary thereof) (collectively, the “Benefit Plans”).  With respect to each Benefit Plan, true, correct and complete copies of the following documents (if applicable), have been delivered to Purchaser or its counsel:  (i) the most recent plan document constituting the Benefit Plan and all amendments thereto, and any related trust documents; (ii) the most recent summary plan description and all related summaries of material modifications; (iii) the Form 5500 and attached schedules filed with the Internal Revenue Service for the past three (3) fiscal years; (iv) the financial statements and actuarial valuations for the past three (3) fiscal years (including Financial Accounting Standards Board report nos. 87, 106 and 112); (v) the most recent Internal Revenue Service determination letter; and (vi) a description of any non-written Benefit Plan.

                       (b)            The Company has performed and complied in all material respects with all of its respective obligations under or with respect to the Benefit Plans, and each Benefit Plan complies and has been administered and operated in compliance in all material respects in accordance with its terms and with all applicable Laws, including but not limited to the Code and ERISA. All amendments and actions required to bring each of the Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA, the Code and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the date hereof. No individual who has performed services for the Company has been improperly excluded from participation in any Benefit Plan. There are no audits or proceedings initiated pursuant to the Employee Plans Compliance Resolution System or similar proceedings pending with the Internal Revenue Service or the United States Department of Labor with respect to any Benefit Plan. There is no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notice regarding the Benefit Plans with the Secretary of Labor and the Secretary of Treasury or the furnishing of such documents to the participants or beneficiaries of the Benefit Plans.

                       (c)            None of the Benefit Plans is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and neither the Company nor any of its ERISA affiliates have maintained, been required to contribute to or been required to pay any amount with respect to a “multiemployer plan” at any time in the past six years.  None of the Benefit Plans is subject to Title IV of ERISA or to the funding requirements of Section 412 of the Code or Section 302 of ERISA, and neither the Company nor any of its ERISA affiliates have ever had any obligation to or liability for (contingent or otherwise) with respect to any such Benefit Plan.  Each Benefit Plan and its related trust intended to be qualified under Sections 401(a) and 501(a) of the Code, respectively, has so qualified and has received a favorable determination letter from the Internal Revenue Service and nothing has occurred with respect to such Benefit Plan since the date of such determination letter which could cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code.  There is no pending or threatened Action relating to the Benefit Plans, the assets of any trust under any Benefit Plan, or the plan sponsor, plan administrator or any fiduciary of any Benefit Plan with respect to the administration or operation of such Benefit Plan, other than routine claims for benefits, and  there are no facts or circumstances which could form the basis for any such Action.  Neither the Company, nor any “party in interest” or “disqualified person” with respect to any Benefit Plan, has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Benefit Plan that could result in a material tax or penalty.  No Benefit Plan or any fiduciary of any such Benefit Plan has (i) engaged in any transaction prohibited by ERISA or the Code, (ii) breached any fiduciary duty owed by it with respect to the plans, or (iii) engaged in any transaction as a result of which the Company would be subject to any liability pursuant to Sections 406 or 409 of ERISA or to either a civil penalty assessed pursuant to Section 502(i) or Section 502(l) of ERISA or a tax imposed pursuant to Sections 4975 through 4980 of the Code.

                       (d)            All contributions and premiums (including all employer contributions and employee salary reduction contributions) that are due with respect to any Benefit Plan have been made within the time periods prescribed by applicable Law or by the terms of such Benefit Plan or any agreement relating thereto to the respective Benefit Plan, and all contributions, Liabilities or expenses of any Benefit Plan (including workers' compensation) for any period ending on or before the date hereof which are not yet due will have been paid or accrued on the relevant balance sheet in accordance with generally acceptable accounting principles on or prior to the date hereof.

                       (e)            Except for health care continuation requirements under Section 4980B of the Code and Part 6 of Subtitle I of ERISA (“COBRA”) or applicable state law, the Company does not have any obligations for retiree health or retiree life benefits (whether or not insured) to any current or former employee or manager after his or her termination of employment or service with the Company. All group health plans of the Company have been operated in compliance in all material respects with the applicable requirements of COBRA.

                       (f)            The consummation of this Agreement and the Ancillary Documents will not, either alone or in combination with any other event: (i) result in any payment becoming due, or increase the amount of compensation due, to any current or former employee or manager of the Company; (ii) increase any benefits payable under any Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such compensation or benefits.  Further, the Company has not announced any type of plan or binding commitment to create any additional Benefit Plan, to enter into any agreement with any current or former employee or manager, or to amend or modify any existing Benefit Plan or agreement with any current or former employee or manager.

            (g)            Section 2.18(g) of the Disclosure Schedule identifies each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1 and Proposed Treasury Regulations at 70 Fed. Reg. 57930 (October 4, 2005) (each a “NQDC Plan”).  With respect to each NQDC Plan, it either (i) has been operated in full compliance with Code Section 409A since January 1, 2005, or (ii) does not provide for the payment of any benefits that have or will be deferred or vested after September 30, 2004 and since October 3, 2004, it has not been “materially modified” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1, Q&A 18 and the proposed regulations at 70 Fed. Reg. 57930 (October 4, 2005).

2.19                       Environmental Compliance.  Except as disclosed on Section 2.19 of the Disclosure Schedule:

                       (a)            the use of the real property leased or formerly leased by the Company or any of its predecessors, the occupancy and operation thereof by the Company or any of its predecessors and the conduct of operations and other activities at such locations by the Company or any of its predecessors are in compliance in all material respects with all applicable environmental Laws;

                       (b)            the Company holds and is in material compliance with all authorizations required by any Governmental or Regulatory Authority under environmental Laws applicable to the conduct of the business of the Company as presently conducted;

                       (c)            the Company has not received any written notice of any action by any Person or Governmental or Regulatory Authority alleging a violation of or liability under any environmental Law arising from the lease, operation or occupation of any real property by the Company or any of its predecessors, or any real property previously leased or operated by the Company or any of its predecessors, or the conduct of operations and other activities at such locations by the Company or any of its predecessors;

                       (d)            there has been no release of any hazardous substance in, on, under or emanating from any real property leased, occupied or operated by the Company or any of its predecessors, or in, on, under or emanating from any real property previously leased, occupied or operated by the Company or any of its predecessors, that is in violation of or is reasonably likely to lead to any liability arising under any environmental Law; and

            (e)            neither the Company nor, any of its predecessors have transported or arranged for the treatment, storage or disposal of any hazardous substances to any off-site location that has resulted in liability or is reasonably likely to lead to any liability to the Company under applicable environmental Laws.

2.20                       No Undisclosed Liabilities.  Except as reflected in the Financial Statements, and except for current liabilities incurred by the Company with or with respect to the Company’s business in the ordinary course since the date of the Financial Statements, the Company has no debts, liabilities or obligations of any nature or kind (whether absolute, accrued, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted) of the type required to be reflected as liabilities on a balance sheet prepared in accordance with generally acceptable accounting principles.

2.21                       Accredited Investor.  The Shareholder is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect.  The Shareholder is not relying on any statement, representation or warranty, oral or written, express or implied, made by Purchaser or Purchaser's affiliates or representatives, except as expressly set forth in this Agreement.  The Shareholder has no knowledge or reason to believe that any of the representations or warranties made by Purchaser as of the date hereof are untrue, incomplete or inaccurate.

2.22                       Full Disclosure.  This Agreement, the Financial Statements, Sections 2.02, 2.03, 2.05, 2.08, 2.09, 2.10, 2.13, 2.16, 2.17, 2.18, and 2.19 of the Disclosure Schedule, and all other certificates, documents and instruments furnished by the Company or any of its shareholders, directors, officers or employees in connection with this Agreement, or any other transaction contemplated by this Agreement, are true and complete in all material respects, and neither this Agreement, the Financial Statements, Sections 2.02, 2.03, 2.05, 2.08, 2.09, 2.10, 2.13, 2.16, 2.17, 2.18, and 2.19 of the Disclosure Schedule, nor any other certificate, document or instrument furnished by the Company or any of its shareholders, directors, officers or employees in connection with this Agreement, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements included herein or therein not misleading in light of the circumstances under which they were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to the Shareholder to enter into and perform his obligations under this Agreement, and in consideration of the covenants of the Shareholder contained herein, Purchaser warrants and represents to and covenants to the Shareholder as follows, as of the Closing:

3.01                       Due Incorporation.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has the corporate power and lawful authority to own its properties and to transact its business as now conducted.  This Agreement is binding upon, and enforceable against, Purchaser in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other Laws affecting creditors rights generally and by general principles of equity (whether in a proceeding at Law or in equity).

3.02                       Authority.  Purchaser has taken all requisite corporate action to approve this Agreement and consummation of the transactions contemplated hereby.

3.03                       No Conflicts.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will:

(a)            violate, or conflict with, or result in a material breach of any provisions of, or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Purchaser, under any of the terms, conditions or provisions of the charter documents of Purchaser, or any note, bond, mortgage, indenture, deed of trust, license, agreement, lease or other agreement, instrument or obligation to which Purchaser is a party, or by which Purchaser or its properties or assets may be bound or affected;

(b)            except as set forth in Section 3.03 of the Disclosure Schedule, require the consent or approval of, or the making of any filing with, any third Person, including any Governmental or Regulatory Authority; or

(c)            violate any Law or Order applicable to Purchaser or any of the properties or assets of Purchaser.

3.04                       Investment Representation.  Purchaser is acquiring the Shares from the Shareholder for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the agreements contemplated herein, Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

3.05                       SEC Reports.  (a)  Purchaser has timely filed all forms, reports and documents required to be filed by Purchaser with the Securities and Exchange Commission (the “SEC”).  All such required forms, reports and documents (including those that by Purchaser may file subsequent to the date hereof) are referred to herein as the “Purchaser SEC Reports”).  As of their respective dates, Purchaser SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)            To the extent any Purchaser SEC Reports shall include reference to either the Company or the Shareholder, Purchaser shall use commercially reasonable efforts to provide a draft version of such Purchaser SEC Report to the Shareholder prior to its public release and publication.

3.06                       Investment Company.  Purchaser is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE IV

COVENANTS OF SHAREHOLDER

The Shareholder covenants and agrees with Purchaser that, at all times from and after the date hereof until the Closing, the Shareholder will comply with all covenants and provisions of this Article IV, except to the extent Purchaser may otherwise consent in writing.

4.01                       Regulatory and Other Approvals.  The Shareholder will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use commercially reasonable efforts to, as promptly as practicable, obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of the Shareholder to consummate the transactions contemplated hereby, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request and (c) provide reasonable cooperation to Purchaser in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Purchaser to consummate the transactions contemplated hereby.  The Shareholder will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law or confidentiality obligations with respect thereto, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

4.02                       Conduct of Business.  The Shareholder will not take any action to cause the Company not to conduct business in the ordinary course.  The Company will not pay any disbursements, dividends or make any distributions or bonus issues on its shares, nor change the compensation payable to the employees, except in the ordinary course of business.  Prior to Closing, the Company will continue to engage principally in the business now conducted by the Company.  Prior to Closing, the Shareholder will ensure that the Company will keep in full force and effect its corporate existence.  Prior to Closing, the Company will maintain all properties necessary in the conduct of its business in good repair, working order and condition.

4.03                       Fulfillment of Conditions.  The Shareholder will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith and use all commercially reasonable efforts to satisfy each condition to the obligations of Purchaser contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition consistent with past practice.

4.04                       Confidentiality.  In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated by this Agreement, the Shareholder will have access to Confidential Information of Purchaser.  The Shareholder hereby acknowledges and agree that he: (i) shall treat and hold as confidential any Confidential Information of Purchaser with at least the same degree of care as he normally exercises to protect his own Confidential Information but in no event shall such degree of care be less than a reasonable standard of care; (ii) shall not disclose, copy reproduce or use any such Confidential Information except in connection with this Agreement; (iii) shall restrict disclosure of such Confidential Information to the Shareholder’s Representatives with a need to know, provided the Shareholder makes their Representatives aware of the confidential nature of the Confidential Information and direct them not to disclosure to any other person the content of the Confidential Information, and the Shareholder shall be responsible for any breach of this Section 4.04 by his Representatives; and (iv) if this Agreement is terminated for any reason whatsoever, shall return to Purchaser all tangible embodiments (and all copies) thereof which are in their possession.

ARTICLE V

COVENANTS OF PURCHASER

Purchaser covenants and agrees with the Shareholder that, at all times from and after the date hereof until the Closing, Purchaser will comply with all covenants and provisions of this Article V, except to the extent the Shareholder may otherwise consent in writing.

5.01                       Regulatory and Other Approvals.  Purchaser will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request and (c) provide reasonable cooperation to the Shareholder and the Company in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of the Shareholder or the Company to consummate the transactions contemplated hereby.  Purchaser will provide prompt written notification to the Shareholder when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise the Shareholder in writing of any communications (and, unless precluded by Law or confidentiality obligations with respect thereto, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

5.02                       Fulfillment of Conditions.  Purchaser will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith and use all commercially reasonable efforts to satisfy each condition to the obligations of the Shareholder contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

5.03                       Confidentiality.  In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated by this Agreement, Purchaser will have access to Confidential Information of the Company.  Purchaser hereby acknowledges and agrees that it: (i) shall treat and hold as confidential any Confidential Information of the Company with at least the same degree of care as it normally exercises to protect its own Confidential Information but in no event shall such degree of care be less than a reasonable standard of care; (ii) shall not disclose, copy reproduce or use any such Confidential Information except in connection with this Agreement; (iii) shall restrict disclosure of such Confidential Information to Purchaser’s Representatives with a need to know, provided Purchaser makes its Representatives aware of the confidential nature of the Confidential Information and directs them not to disclosure to any other person the content of the Confidential  Information, and Purchaser shall be responsible for any breach of this Section 5.03 by its Representatives; and (iv) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) thereof which are in its possession.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

6.01                       Representations and Warranties.  The representations and warranties made by the Shareholder in this Agreement taken as a whole, shall be true and correct, on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

6.02                       Performance.  The Shareholder shall have performed and complied with, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by the Shareholder at or before the Closing or will hinder or impede the consummation of the transactions contemplated by this Agreement.

6.03                       Deliveries.  The Shareholder shall have delivered, or shall have caused to be delivered, to Purchaser, all in form and substance reasonably satisfactory to Purchaser, the following:

(a)            duly executed transfers for all of the Shares in favor of Purchaser and/or its nominees together with the relevant certificate(s) representing all of the Shares;

(b)            written resignations, effective on the Closing Date, of those officers and directors of the Company that Purchaser shall have requested not less than ten (10) days’ prior to the Closing;

(c)            the certificate of incorporation, by-laws, minute books, share register, common seal, share certificates and all books and records of the Company including, without limitation all cancelled and un-issued share certificates and signed minutes of the Company;

(d)            without limiting Section 6.03(c) above, all corporate and other records of the Company, including but not limited to, books of account, leases and contracts, Tax Returns, reports and relevant workpapers, financial records and personnel records;

(e)            an opinion of counsel of the Shareholder, dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser;

(f)            certified copies of minutes or unanimous written consents of the Board of Directors of the Company approving the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated under this Agreement, the share transfers referred to in Section 6.03(a), revoking all existing banking mandates of the Company and substituting therefor such banking mandates as Purchaser shall direct;

(g)            the Financial Statements; and

(h)            such other documents required to be delivered by the Shareholder hereunder or as Purchaser or its counsel may reasonably request to carry out the purposes of this Agreement.

6.04                       Orders and Laws.  There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

6.05                       Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and the Shareholder to perform their obligations under this Agreement and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

6.06                       Third Party Consents.  The consents (or in lieu thereof waivers) listed in Section 2.02 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.

6.07                       Employment Agreement.  The Shareholder and Purchaser shall have entered into the Employment Agreement on terms and in a form reasonably satisfactory to Purchaser.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF SHAREHOLDER

The obligations of the Shareholder hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Shareholder in his sole discretion):

7.01                       Representations and Warranties.  The representations and warranties made by Purchaser in this Agreement, taken as a whole, shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

7.02                       Performance.  Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing or will hinder or impede the consummation of the transactions contemplated by this Agreement.

7.03                       Deliveries.  Purchaser shall have delivered, or shall have caused to be delivered, to the Shareholder, all in form and substance reasonably satisfactory to the Shareholder, the following:

(a)            a stock certificate for 600,000,000 common shares of the Purchaser; and

(b)            certified copies of minutes or unanimous written consents of the Board of Directors of Purchaser approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement.

7.04                       Orders and Laws.  There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

7.05                       Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit the Shareholder  and Purchaser to perform their obligations under this Agreement and to consummate the transactions contemplated hereby and thereby, shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

7.06                       Third Party Consents.  The consents (or in lieu thereof waivers) listed in Section 3.03 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.

ARTICLE VIII

POST CLOSING COVENANTS

8.01                       Tax Matters and Regulatory Filings.  (a)  Purchaser, the Company and the Shareholder shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any Tax Return, any audit or other examination by any Governmental or Regulatory Authorities, any judicial or administrative proceedings relating to liabilities for Company Taxes, or any filings required by Governmental or Regulatory Authorities.  Such assistance shall include: (i) making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder; (ii) providing copies of relevant Tax Returns and supporting material; and (iii) providing reasonable cooperation to the others in making all filings with and giving all notices to Governmental or Regulatory Authorities. Purchaser, the Company and the Shareholder will retain all Tax Returns, schedules and work papers and all material records and other documents relating to Company Tax matters for one hundred eighty (180) days after the expiration of any applicable statute of limitations including any extensions thereof.

(b)            From the date of this Agreement through and after the Closing Date, the Shareholder shall prepare, or cause to be prepared, and file, or cause to be filed, in a timely manner all Tax Returns relating to the Company for any taxable period ending on or before the Closing Date, and Purchaser shall do the same for any taxable period ending after the Closing Date.

(c)            Any refunds received by Purchaser or the Company of Company Taxes (and any equivalent benefit obtained through a reduction in tax liability for taxable period or portions thereof ending after the Closing Date) relating to taxable periods or portions thereof ending on or before the Closing Date shall be for the account of the Shareholder, and Purchaser shall pay over to the Shareholder any such refund or the amount of any such benefit within five (5) days of the earlier of receipt or entitlement thereto. Purchaser shall, if the Shareholder so requests and at the Shareholder’s expense, file (or cause to be filed) a claim for any refunds or equivalent amounts to which the Shareholder is entitled hereunder.

(d)            Any Tax liability incurred by Purchaser or the Company relating to the taxable period or portions thereof ending on or prior to the Closing Date shall be the responsibility of the Shareholder, and the Shareholder shall pay to Purchaser any such amounts necessary to reimburse Purchaser for such liability; provided, however, that the Shareholder shall have the right to contest and appeal any such Tax liability.

8.02                       Indemnification.  The Shareholder agrees to indemnify and hold Purchaser and its officers, directors, shareholders, employees, agents and attorneys harmless from and against any and all damages, liabilities, losses, claims, obligations, liens, assessments, judgments, taxes, fines, penalties, reasonable costs and expenses (including reasonable fees of counsel), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by Purchaser based upon, arising out of, or by reason of any of the following:

(a)            the breach or inaccuracy of any representation, warranty, covenant or agreement of the Shareholder contained in this Agreement or in any Ancillary Document; and/or

(b)            Purchaser’s purchase of the Shares.

8.03                       Survival of Representations and Covenants.  The respective representations, warranties, obligations, covenants, and agreements of the parties shall survive the Closing.

8.04                       Confidentiality; Non-Competition.  The  Shareholder agrees that he will keep confidential and will not disclose or divulge any Confidential Information of the Company or the terms of this Agreement.  As a material inducement and consideration for Purchaser to enter into this Agreement, and pursuant to the terms of the Employment Agreement, each Shareholder will not, within the Restricted Area (as defined therein) and for the Restricted Period (as defined therein), carry on any business, or own (in whole or in part), operate, advise, assist or lend funds to or invest funds in, any person, firm, partnership, business, corporation or other entity in any manner that would aid or assist any person, firm, partnership, business, corporation or other entity to compete, in any material respect, with the business of the Company or a substantially similar business.  In the event of a breach of any of the covenants set forth in this Section 8.04, Purchaser will be entitled to an injunction against the Shareholder restraining such breach in addition to any other remedies provided by law or equity.  Each of the parties hereto agree that the scope of the provisions set forth in this Section 8.04 are reasonable.  In the event that any covenant in this Section 8.04 is held to be invalid, illegal or unenforceable by any court of competent jurisdiction or any other governmental authority, it is agreed and understood that such covenant will not be voided but rather will be construed to impose limitations upon the Shareholder’s activities no greater than allowable under then applicable law.

ARTICLE IX

TERMINATION

9.01                       Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)            at any time before the Closing, by mutual written agreement of the Shareholder, the Company and Purchaser;

(b)            at any time before the Closing, by the Shareholder or Purchaser in the event that any Order or Law becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, upon written notification of the terminating party;

(c)            at any time before the Closing, by the Shareholder upon written notification to Purchaser by the Shareholder, if Purchaser is in material breach of any representation, warranty, covenant or agreement under this Agreement which is not curable or, if curable, is not cured within thirty (30) calendar days (and the Shareholder is not in material breach of any representation, warranty, covenant or agreement under this Agreement); or

(d)            at any time before the Closing, by Purchaser upon written notification to the Shareholder by Purchaser, if the Shareholder is in material breach of any representation, warranty, covenant or agreement under this Agreement which is not curable or, if curable, is not cured within thirty (30) calendar days (and Purchaser is not in material breach of any representation, warranty, covenant or agreement under this Agreement).

9.02                       Effect of Termination.  If this Agreement is validly terminated pursuant to Section 9.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Shareholder, the Company or Purchaser (or any of their respective Representatives or Affiliates), except that Sections 4.04, 5.03 and 11.03 shall survive.

ARTICLE X

DEFINITIONS

10.01                       Definitions.

(a)            As used in this Agreement, the following defined terms shall have the meanings indicated below:

Affiliate:  means any Person that directly or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning more than fifty percent (50%) of the voting securities of a second Person shall be deemed to control that second Person.

Agreement:  means this Stock Purchase Agreement and the Exhibits and the Disclosure Schedule hereto as the same shall be amended from time to time.

Ancillary Documents: has the meaning ascribed to it in Section 2.01(b).

Balance Sheet:  shall mean the unaudited balance sheet of the Company as of September 30, 2005, included in the Financial Statements.

Balance Sheet Date:  shall mean September 30, 2005.

Benefit Plan: has the meaning ascribed to it in Section 2.18.

Cash Portion: has the meaning ascribed to it in Section 1.03.

Closing:  means the closing of the transactions contemplated by Section 1.04.

Closing Date:  means on or about March 28, 2006.

Code: shall mean the Internal Revenue Code of 1986, as amended.

Company:  has the meaning ascribed to it in the preamble.

Company Taxes:  has the meaning ascribed to it in Section 2.11.

Confidential Information:  shall mean any confidential or proprietary information of a party that is furnished to the other party in connection with the negotiation of this Agreement and the consummation of the transaction contemplated hereby, including without limitation, information relating to a party’s business activities, research, development, plans, productions, facilities, financial condition, products, services, equipment, marketing, processes, methodologies, software, technical knowledge, intellectual property, data, employees, customers, prospects and/or other information that has been identified as, or by its nature may be reasonably determined to be, confidential; provided, however, that Confidential Information shall not include any information (A) which, at the time of disclosure, is available publicly, (B) which, after disclosure, becomes available publicly through no fault of the receiving party, (C) which the receiving party knew or had access to prior to disclosure as reasonably demonstrated by such party, (D) which a party lawfully and rightfully obtains from a third party as reasonably demonstrated by such party, or (E) which a receiving party is required to disclose by Law, Order, rule, regulation or Governmental or Regulatory Authority.

Contract:  means any agreement, lease, evidence of indebtedness, mortgage, indenture, security agreement or other contract.

Disclosure Schedule:  means the record attached hereto and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein pursuant to this Agreement.

EBITDA:                                 means, during any accounting period, consolidated earnings for such accounting period before provision for payment of any interest, taxes, depreciation and amortization.

Employment Agreement:  means the form of Employment Agreement attached as Exhibit C hereto covering the Shareholder.

ERISA: shall mean the Employee Retirement Income Security Act of 1974, as amended.

Financial Statements:  shall mean those certain audited financial statements of the Company for its last two (2) fiscal years and any stub year, in a form reasonably satisfactory to Purchaser and delivered by the Shareholder to Purchaser on or prior to the Closing Date.

Governmental or Regulatory Authority:  means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any foreign government, state, county, city or other political subdivision.

Laws:  means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of Law of the United States or any foreign government, state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

Liens:  means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance.

Notes: has the meaning ascribed to it in Section 1.03.

Order:  means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

Payment Date: has the meaning ascribed to it in Section 1.03.

Person:  means any natural person, company, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

Purchase Price:  has the meaning ascribed to it in Section 1.02.

Purchaser:  has the meaning ascribed to it in the preamble.

Purchaser SEC Reports:  has the meaning ascribed to it in Section 3.05.

Representatives:  means a Person's officers, directors, employees, counsel, accountants, financial advisors, consultants and other representatives of such Person.

SEC:  has the meaning ascribed to it in Section 3.05.

Shareholder:  has the meaning ascribed to it in the preamble.

Shares:  has the meaning ascribed to it in the Recitals.

Tax Return:  means any return, filing, questionnaire, information return or other document required to be filed, including requests for extensions of time, filings made with estimated tax payments, claims for refund and amended returns that may be filed, for any period with any taxing authority (whether domestic or foreign) in connection with any Company Tax (whether or not a payment is required to be made with respect to such filing).

Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the phrase “ordinary course of business” refers to the business of the Company.  Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar Law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

ARTICLE XI

MISCELLANEOUS

11.01                       Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to Purchaser, to:

Cable & Co Worldwide, Inc.
800 Third Avenue, 21st Floor,
New York, New York 10022
Attn: Martin C. Licht, Esq.
Fax 212-371-5500

with a copy to:
Reitler Brown & Rosenblatt LLP
800 Third Avenue, 21st Floor,
New York,  New York 10022
Attn: Robert Brown, Esq.
Fax 212-371-5500

If to Licht, to:

LifeHealthCare, Inc.
800 Third Avenue, 21st Floor,
New York,  New York 10022
Fax 212-371-5500

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 11.01, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 11.01, be deemed given upon receipt, subject to confirmation of receipt in complete legible form, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 11.01, be deemed given upon receipt (in each case regardless of whether such notice is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 11.01).  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

11.02                       Entire Agreement.  This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof.

11.03                       Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

11.04                       Public Announcements.  The parties hereto shall advise and consult with each other prior to the making of any public announcement with respect to the transactions contemplated hereby and, in any event, shall not issue any press releases, make any public announcement or statement without the consent of the other parties, except for filings, or registrations which may be required by Law.

11.05                       Further Assurances; Post-Closing Cooperation.  At all times before and after the Closing, the parties hereto shall each perform such acts, execute and deliver such instruments and documents and do all such other things consistent with the terms of this Agreement as may be reasonably necessary to accomplish the transactions contemplated in this Agreement or to otherwise carry out the purpose of this Agreement.

11.06                       Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

11.07                       Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

11.08                       No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

11.09                       No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned without the prior written consent of the other parties to this Agreement and any attempt to do so will be void; provided, however, that the parties to this agreement hereby consent to the assignment by Purchaser of its rights and interests under this Agreement to a wholly-owned subsidiary of Purchaser; provided, further, that Purchaser shall continue to be bound by all of its obligations hereunder.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

11.10                       Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

11.11                       Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

11.12                       Governing Law.  This Agreement and any controversy or claim arising out of or relating to this Agreement shall be governed by the Laws of the State of New York without giving effect to the principles of conflicts of Laws.

11.13                       Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Signature Page Follows

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

SHAREHOLDER:

_________________________________
 Martin Licht

PURCHASER:

CABLE & CO WORLDWIDE, INC.

By: ________________________________
Name:
Title:

EXHIBIT A
NOT USED

EXHIBIT B
NOT USED
EXHIBIT C

FORM OF EMPLOYMENT AGREEMENT

None